UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

___________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):   April 30, 2015

DEYU AGRICULTURE CORP.

(Exact name of registrant as specified in Charter)

Nevada	333-160476	80-0329825
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

Headquarters in China

Unit 1010, Block B, Huizhi Building

No. 9 Xueqing Road

Haidian District, Beijing, PRC

Zip Code: 100085

In China: 86-10-8273-2870

 (Issuer Telephone number)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of Deyu Agriculture Corp., a Nevada corporation (the “Company”), accepted the amicable resignations of each of Timothy Stevens from his position as a member of the Board and as Chairman of the Audit Committee of the Company, and Al Carmona from his position as a member of the Board and as a member of the Audit Committee of the Company, effective May 1, 2015 and April 30, 2015, respectively.

As of May 1, 2015, the Board appointed each of Mr. Wande Zhang and Ms. Dinge Wang to serve in the directorship positions created by the resignations of Messrs. Stevens and Carmona, until the next annual meeting of the Company or until each of their successor is duly elected and qualified. In addition to serving as members of the Board, each of Mr. Wande Zhang and Ms. Wang were appointed to serve as members of each of the Audit Committee, Nominating Committee and Compensation Committee of the Board.

Since August 1987, Mr. Zhang, age 83, has served as the minister of Shanxi Yuchi Agriculture and Industry Ministry, the head of Shanxi Yuchi Agriculture Committee until his retirement in 1993. Prior to such position, Mr. Zhang served as the bureau chief of Shanxi Yuchi Agriculture and Animal Husbandry Bureau.

Since August 1985, Ms. Wang, age 65, has served as an officer with Shanxi Yuchi Land Bureau until her retirement in October 2005. Prior to such position, Ms. Wang served with Shanxi Yuchi Agriculture and Animal Husbandry Bureau. Ms. Wang earned the Land Appraisal Certificate, Senior Accountant Certificate and Senior Auditor Certificate.

The Company has not entered into any transactions with each of Mr. Zhang and Ms. Wang that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Exchange Act of 1934, as amended.

Mr. Zhang and Ms. Wang will receive standard compensation and benefits offered to non-executive Board members, which includes reimbursement for expenses incurred in connection with attending Board meetings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

DEYU AGRICULTURE CORP.

Date: May 6, 2015	By:	/s/ Wang Hong
Wang Hong Acting Chief Executive Officer

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